Exhibit 99.1
ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

DAWSON GEOPHYSICAL
Moderator: Steve Jumper
November 14, 2006
9:00 am CT

Operator:	Good morning. My name is Page and I will be your conference operator today. At this time I would like to welcome everyone to the Dawson Geophysical Fourth Quarter Year-End conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

Thank you. Mr. Jumper, you may begin your conference.

Steve Jumper:	Thank you Page. Good morning everyone and welcome to Dawson Geophysical Company’s Fourth Quarter and Fiscal Year-End conference call.

As the operator said my name is Steve Jumper. I’m President and CEO of the company. With me this morning are Chris Hagan, Executive Vice President and Chief Financial Officer, Ray Tobias, Executive Vice President and Chief Operating Officer and Decker Dawson, Chairman and Founder of the company.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

This call will be broken into three segments. After opening remarks here, Chris will make some comments with regards to our financial results in the fourth quarter and year-end.

I will come back and give you a quick operational discussion. We’ll follow that up with some questions. Total scheduled time for the call is 30 minutes.

This call is being recorded and will be available for replay approximately 2 hours after its completion. The conference call and press release can be found on our Web site, www.dawson3d.com. I will now turn the call over to Chris Hagan, our CFO.

Chris Hagan:	Thank you Steve. Please be advised that our following remarks, including answers to your questions, includes statements that we believe to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those currently anticipated.

Those risks include among other matters that we have described in our earnings release, as well as in our filings with the Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements.

During this conference call we will make reference to EBITDA, which is a non-GAAP financial measure. Our reconciliation of this non-GAAP measure to the applicable GAAP measure can be found in our earnings release.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Turning to our financial results, our comment on the fourth quarter and then the year-end results.

Dawson Geophysical reported record quarter revenues of $51,491,000 for our fourth quarter, ended September 30, 2006, compared to $37,089,000 for the comparable fiscal 2005 period, representing a 39% increase.

Revenue growth in the fourth quarter was primarily due to price improvements for the company’s services, expanded capabilities of existing crews, and the operation of our twelfth crew.

As noted in the press release, we experienced unusually high third party charges primarily related to the use of helicopter support services, specialized survey technologies and dynamite energy sources, all of which are utilized in areas with limited access.

It is important to note that Dawson Geophysical will be reimbursed for all of these expenses by our clients. Net income for the fourth quarter 2006 was $4,963,000, compared to $2,732,000 in the fourth quarter of fiscal 2005. An 82% increase and another company record.

We further reported earnings per share of 66 cents for the fourth quarter 2006 compared to 37 cents in the fourth quarter of 2005.

EBITDA in the fourth quarter 2006 increased 80% from $6,765,000 to $12,145,000.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Looking at the full year, ended September 30, 2006, Dawson Geophysical reported record total revenues of $168,550,000, compared to 2005 year-end revenues of $116,663,000, a 44% increase.

Net income for fiscal 2006 increased approximately 58% from $10,016,000 in 2005 to $15,855,000 fiscal year 2006.

Earnings per share for fiscal 2006 increased to $2.11 versus $1.50 in fiscal 2005.

EBITDA for fiscal 2006 increased 69% from $22,766,000 to $38,551,000.

In addition to the company’s financials, Dawson’s Board of Directors has approved a capital budget of $20 million for fiscal 2007. Of which, $4.9 million was used as part of the purchase of the second Aram ARIES recording systems, and captured as an increase to the fiscal 2006 capital budget, due to earlier than anticipated delivery and deployment of the system.

This concludes the review of the financials. And I’ll now turn the call back to Steve.

Steve Jumper:	Thank you Chris. Well fiscal 2006, our 25th year as a public company was certainly an exciting year around here. As Chris just mentioned we reported record annual revenues, net income and EBITDA, as well as record quarterly revenues in the fourth quarter of — as well as net income and EBITDA.

Our financial performance was fueled by our continued expansion that began in 2004 in both crew count and channel count, price improvements in the markets that we serve, improved contract terms at our client companies and improved crew efficiencies.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

During the year we had a lot of exciting things happen. We deployed and operated our 12th seismic data acquisition crew. This crew was fielded in June of ‘06 and equipped with 5000 channel Aram recording system.

We conducted operations in West Texas, South Texas, the Fort Worth basin of Texas, Oklahoma, North Dakota, Wyoming, New Mexico, Arkansas, West Virginia, New York, Mississippi, California and Utah. This gives you an idea of our geographic expansion in the last several years.

We experienced more vertical growth in ‘06. We’ve talked about that before. We increased channel count companywide from approximately 58,000 at the beginning of the year to an excess of 70,000.

We added to our energy or to our vibrator energy source fully, that total is now up to 95. We plan to acquire more vibrator energy sources in the ‘07 budget.

We commenced operations under an agreement with WesternGeco, a subsidiary of Schlumberger to provide fuel and services in the lower 48 states.

We’ve talked about this issue in our last two conference calls and press releases. That relationship is going very well. We’re very pleased to be a part of the Q-Land project in the lower 48.

And we continue to work on a multi client project for WesternGeco in West Texas.

We completed the data acquisition phase of a large 3D-multi component project in West Texas. This is our seventh such and largest project today.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

We joined the Russell 3000 Index. And we added an additional 5000 channel Aram ARIES recording system in September.

Demand for our services remain strong as our order book reflects commitments to operate at full capacity well into calendar 2007, despite recent changes in commodity prices.

During the first quarter of fiscal ‘07 we have re-deployed one of our existing I/O System II recording system and provisionally fielded a 13th seismic data acquisition crew.

We intend to deploy this crew from time to time as opportunities arise. We had a unique set of circumstances come about in that we had availability of a recording system, availability of people off of several crews that had been staffed up for the projects they were on. So we didn’t have to hire any new people.

We had availability of energy sources with two crews currently using dynamite as an energy source.

And we had a time problem, or excuse me, our client had a particular time issue on one particular job.

On these 13 crews, we operate two Aram ARIES recording systems, six I/O System II RSR recording systems, four I/O System II cable based systems, and the Q-Land system under our agreement with WesternGeco. Each of the crews are capable of recording in excess of 3000 channels.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Eleven of the 13 crews are currently operating with vibrator energy sources. Two of the 13 are utilizing dynamite.

In closing, we approach 2007 with great enthusiasm and continue to be the leader — the leading provider of seismic data acquisition services in the lower 48 United States.

In May of 2007 we will celebrate our 55th anniversary since our founding in 1952. We will remain focused to our core business, helping our clients large and small in their search for oil and natural gas.

We will strive to deliver value to our clients with enhanced sub-surface images and superior client service.

We will continue to operate with conservative fiscal management and a strong balance sheet. We’ll continue to look around the industry and invest in technologies that serve our core business and help our clients find oil and gas.

And most importantly we will remain loyal to our most important asset, our people as they continue to deliver value to both our clients and shareholders.

And at this point I will open the call up for questions. I will remind you that we will not give — be giving guidance concerning revenues or earnings. Operator I believe we’re ready for questions.

Operator:	At this time if you would like to ask a question, please press star 1 on your telephone keypad.

We will pause for just a moment to compile the Q&A roster.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Your first question comes from the line of Darren Horowitz with Raymond James.

Darren Horowitz:	Good morning Mr. Dawson, Steve, Ray and Chris.

Steve Jumper:	Good morning Darren.

Chris Hagan:	Good morning.

Ray Tobias:	Good morning.

Darren Horowitz:	A couple questions for you Steve. First in the press release this morning and to your comments in the conference call you talked about these third party charges. And I can assume that due to these charges, that’s what drove operating costs above our estimate, and obviously resulting gross margins of about 25.8% being down 100 basis points sequentially.

It’s also a little bit lower than what we were looking for. But given that your crews are likely to continue to operate in these areas, what do you think in terms of your best guess as it stands today the reoccurring nature of these charges?

Steve Jumper:	Well, you know, Darren we historically have reported that the reimbursable items are 20 to 30% of our revenue. And I think of this quarter, and even though we don’t break them out, we were, you know, on the upper end of that range.

In the prior quarters, in the prior recent quarters we’ve been in the lower end of that range.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

I think they’re going to continue to be area dependent. And not as predictable as you would like for them to be. It will be when we move into the Appalachian Basin and continue to operate there, the Fayetteville Shale in Arkansas, Eastern Oklahoma.

So it will be a variable that will move with the crew and the type of work that they’re doing. We’ll continue to move the crews in and out of these areas. And I think it’s going to be something that we’re not going to continue to comment on each quarter.

Darren Horowitz:	So it will be lumpy.

Steve Jumper:	I think it will be lumpy yes.

Darren Horowitz:	Okay.

Steve Jumper:	It has been lumpy historically.

Darren Horowitz:	Right.

Steve Jumper:	And, you know, the big issue was we prob, you know, we had about a 60% increase in the third party charges from the third quarter ‘06 to the fourth quarter ‘06.

And so we went from what was, you know, unusually low recent quarters to an unusually high, on the higher end of the range.

Darren Horowitz:	Okay. That clarity is helpful.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Now I’ve got to ask you about the 13th crew.

Steve Jumper:	I knew you would.

Darren Horowitz:	You knew that was coming.

Steve Jumper:	I knew that was coming.

Darren Horowitz:	So you’re going to deploy it from time to time. Is this a strategy of you guys having an additional crew if you can get, you know, be the beneficiary of maybe some permitting coming in sooner than advance so you can kind of get that crew out there on quick notice and capitalize on some higher margin work?

Or is it a situation where you’re looking at your order book, you know, and you’re thinking that you’re going to need that additional crew to make sure that you can officially get the work out the door?

Steve Jumper:	In this particular case Darren the 13th crew as we had said for many quarter now, was never planned. It was a situation where the driving factor was we had a client that had a need, that had a timing issue and needed there, the permits came good and the job was ready.

And they needed some help. And that’s what we do is we help our clients. And it was a fortunate set of circumstances in that we had two crews with dynamite energy sources.

We were able to pull some vibrators off of an existing crew. We had some, I don’t want to call them excess people, we’ve never had excess people. But we

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

had several crews that were staffed up on some jobs that required more people than usual that we’re coming off of those jobs and moving into different areas.

And we had a recording system that had just recently been switched out with the Aram. And so to answer your question going forward, this 13th crew is a stretch on people. It’s a stretch on our resources, our supply resources, our support services.

And so we’re going to watch this very closely. We’re going to see how this crew is performing. We’re going to see how the — it is impacting the other 12 crews.

It’s going to depend on what jobs we have ready, and availability of projects to move into. And it’s going to depend on whether or not we’re using dynamite. And on other crews it frees up energy sources.

So, you know, it is a provisional crew. And how it will be deployed will depend on all those factors.

Darren Horowitz:	And when you talk about having op — the order book with commitments to run full capacity well into calendar ‘07, that includes this 13th crew?

Steve Jumper:	No.

Darren Horowitz:	Okay. So it’s just the 12 crews.

Steve Jumper:	We don’t have the 13th crew factored into next year at this point.

Darren Horowitz:	Okay.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Steve Jumper:	Now, you know, we’ll have to play that by ear and see how they perform and see how they do.

You know, we’re going to have to watch their efficiency in the other 12 crews as well. And we also got to - have to watch that quality. You know, we — we’re just built on customer service and providing A1, first class product.

And so we’re not going to damage that in any way. So we’re keeping a real close eye on the 13th crew issue right now.

Darren Horowitz:	Okay. That’s helpful because that was going to be kind of my second part to that question was synergistically with the 12 crews are you where you’d like to be at this point?

Because I remember when we last spoke last quarter, you thought that there were still some operational efficiency to be had out of your existing crews and that was going to be the main focus.

Steve Jumper:	Yes. And I — and then I think we still have work to do on those other 12. I think we have the capability for each one of them to get better. And I think we’ve seen that.

I think we’ve seen all 12 improve quarter to quarter, day to day. They’re working in some tough environments with difficult access. And, but yes, I think 12 crews is something that we were starting to settle into and feel good about.

And I think it’s something we’re happy with. We’ll continue to watch this crew count issue from day to day, to project to project.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Darren Horowitz:	Well that’s good. I’ll infer then if there are operational efficiencies to be had, then that should bode well for margin improvement going forward.

Steve Jumper:	It all depends on where you are and what the weather does to you and how the permits line up.

Darren Horowitz:	Oh sure. I’m well aware. I just have one last question and then I’ll turn it over. I didn’t want to leave Chris out.

Steve Jumper:	Oh yea, you have to get Chris.

Darren Horowitz:	Chris, just on a housekeeping note Chris, the tax rate this quarter by our math came in at about 40.7%. And it looks like the mix was more towards deferred versus current.

And you give us some help on, you know, maybe the guidance going forward or what happened this quarter with the tax rate?

Chris Hagan:	Well we’ve got a lot of things factored in there. There’s not just one single factor. But we look of course at the depreciation of the alignment between tax and book, the part of it as well as just, you know, rolling in space and the different factors that are impacting us as we’re growing and enlarging our regional areas, you know, brings in more factors in that way too.

Darren Horowitz:	Okay. Thanks guys. Keep up the good work.

Man:	Thanks Darren.

Operator:	Your next question comes from the line of Neal Dingman with Pritchard Capital.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Neal Dingman:	Good morning.

Man:	Good morning Neal.

Neal Dingman:	Just say guys, I was just wondering — first question, Steve can you clarify anything, and I don’t know how much more detail you can give still yet at this time on sort of I guess results you’ve had with, you know, with your Q system agreements and how that’s been working out.

You know, enough to know, you know, will that be something you’ll still build on? I mean could that be a second crew sometime in ‘07? Or is it sort of still wait and see how this one continues to perform first before we add there?

Steve Jumper:	We’re still operating the Q-Land on a WesternGeco multi project in West Texas. We’re beginning to see more interest in the Q-Land for proprietary basis for fielding as well — us and WesternGeco both are fielding more inquiries with regards to using Q.

As we’ve said in the past, the Q-Land system is not something that will be used everywhere. It will be used in reservoirs delineation description, characterization type projects or in areas of very difficult seismic signal area.

And so we’re seeing the inquires build. We’re seeing — we’re feeling some momentum build there. We have not been awarded at this point any proprietary work.

But I think we’re seeing some strengthening in that market. Whether it leads to a second crew or not, it’s too early to tell. We would certainly be open to that if it ever developed to the point of requiring a second crew.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

And we feel very strongly that we would be the company that they would continue to work with. And the relationship is great. We’re learning from each other. Operationally the crew is getting better and learning how to operate this equipment.

And as far as going forward, it’s really to early to tell what the long-term impact is going to be.

This is a — it’s going to be a slow process.

Neal Dingman:	Sure.

Steve Jumper:	Something that we’re very excited about.

Neal Dingman:	Okay. And then was wondering, I’m sure you’ve done this, say what kind of re-payment, you know, when you switched to that — over to the Aram system, I mean will that pay for itself, you know, in a year or two years? Or, you know, versus the former I/O system? Or just kind of wondering how you run your economics behind making a decision to switch to something like that.

Steve Jumper:	Well we hope it pays out, you know, three to four years. That’s our goal. We’ll — we think we can get something like that done. But the driving force behind the switch to the Aram from the I/O System II cable base system is not the fact that the Aram acquires any better seismic signals.

It’s actually the same signal that’s required — that’s recorded on the RSR, the System 2 cable and the Aram. But it was an operational issue that the Aram system has a whole lot more flexibility and we’re wor — is working in Arkansas right now.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

And it actually has efficiency improvements. And so we think over time it will actually pay out hopefully quicker than the System 2 does or did.

Neal Dingman:	Okay. And then on, you know, some of your contracts, as far as the pricing goes, you know, how is that going these days as far as obviously incorporating weather and some of the other challenges in.

Are you seeing more flexibility as far as what you’re able to, you know, not necessarily just passing off higher prices, but as far as what you’re sort of able to include with some of those what I call extras in the contracts.

Steve Jumper:	Yea that’s a great question because it gets to the core point that we’re not all about pricing improvements. We’re about these other contract terms.

And we are getting more weather protection. Certainly in various areas you get more protection where the risk is higher.

We’re able to share those risks a little better with our clients. But we’re getting — the biggest issue I think going forward on the pricing question though is the fact that we’re providing a better product.

And every day we’re working on finding ways to provide more value to our clients, giving them a better image, giving them better customer service. And we think those extra services are part of the pricing package as well.

And so we have a quantified pricing improvements going forward. And we’ve never made any comparisons between pricing issues because there are so many variables involved in the pricing factor.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

But we feel like it’s more than just demand pricing right now. We feel it’s a value and a customer service pricing impact as well.

Neal Dingman:	Sure and then last question. Let me hear Decker’s thoughts on what he sees as far as in the market today versus, I mean obviously with his vast experience, you know, versus even in the ‘80s or other years how it stacks up these days.

Just sort of the overall business, not necessarily just the oils, but just the business condition versus what he’s seen years ago, kind of where we sit on a comparative basis.

Decker Dawson:	Well I don’t remember the situation anything like the one we see today. It was a terribly higher oil and gas prices and so many companies entering into the use of geophysics.

We certainly are in a very high-demand period. I think historically probably the best that I can remember.

Neal Dingman:	Wow, thank you. All right, thanks guys, appreciate it.

Steve Jumper:	Thanks Neal.

Decker Dawson:	Thank you.

Operator:	Your next question comes from the line of Mark Blaeter with Private Investor.

Mark Blaeter:	Good morning Steve, Chris, Decker.

Steve Jumper:	Good morning Mark.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Chris Hagan:	Good morning.

Mark Blaeter:	Just a couple of quick questions if I may. From reading the press release, the 13th crew actually did not become active until the first quarter of ‘07? Or did it actually start doing some work in ‘06?

Steve Jumper:	It — first fiscal quarter of ‘07.

Mark Blaeter:	Okay so...

Steve Jumper:	It’s been out a few weeks.

Mark Blaeter:	So nothing in ‘06 had any of those revenues, profits, etc. in it?

Steve Jumper:	No.

Mark Blaeter:	You indicate for ‘07 20 million in capital expenditures of which 4.9 has already been spent, so 15,100,000 is remaining. Is that accurate?

Steve Jumper:	Yes.

Mark Blaeter:	Of that 15 million what do you anticipate is set aside for maintenance expenditures versus growth.

Steve Jumper:	Maintenance is 9 to 10 million. I would comment that in the last several years we have approved initial capital budgets that have factored in maintenance and specific growth items.

Over the last several years we have increased that budget through the year as growth opportunities presented themselves.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

And I’m not forecasting that that will happen this year. But if something, if a new technology for example were to appear or an increase to channel count on existing crews would be required, we would have the ability to go back to the board on fairly short order and make adjustments to that capital program.

Mark Blaeter:	You’re saying your crystal ball is still not working real well.

Steve Jumper:	We, yes. My crystal ball is just not very good.

Mark Blaeter:	Okay. Concerning contract terms and whether you mentioned that you’re getting, you continue to get better weather protections, etc. My understanding from the last conference call was that pretty much every crew that needed weather protection had those terms in the contract.

Steve Jumper:	At some level, yes.

Mark Blaeter:	So how can you increase those? Are you getting more coverage from a financial coverage standpoint?

Steve Jumper:	Well I don’t believe that our weather protection has in and of itself has changed much since last quarter, as much as it did on a yearly basis, year over year.

Mark Blaeter:	Okay.

Steve Jumper:	No the cost of these crews continue, the operating costs continue to go up. And so we’re getting adjustments in weather based on operating costs. But it’s still, the weather terms are still negotiable contract to contract, area to area, client to client.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

And they’re never full margin protection. They’re always right at operating cost protection.

Mark Blaeter:	Okay. You mentioned WesternGeco. The crew that is operating under that contract, as I understand it, they are not deployed 100% on the WesternGeco work. Is that correct?

Steve Jumper:	Well they are a full crew that’s fully deployed to WesternGeco and are comprised of one of the — make of one of the 13 crews.

Mark Blaeter:	But do they spend 100% of their time working for...

Steve Jumper:	They have since the middle of the summer, yes.

Mark Blaeter:	No but 100% of their time is it spent on WesternGeco work, or do they also do other work as the demand requires?

Steve Jumper:	They are dedicated to WesternGeco right now.

Mark Blaeter:	Okay. That is all that I have.

Steve Jumper:	Thank you Mark.

Mark Blaeter:	Thank you.

Operator:	Your next question comes from the line of William Tichy with Beddow Capital Management.

William Tichy:	Hi Steve. Hi Chris and Decker.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Chris Hagan:	Good morning.

William Tichy:	I have a question on cash flow here a little bit. It looks like your EBITDA margin increased nicely at a little under 23% from 19 1/2% last year.

Turn the clock back. I remember back in ‘97 and ‘98 you were knocking out something in excess of 30% EBITDA margins before the bottom fell out of the market in ‘99. Is that 30% number something that you think, you know, is something you could gear toward? Or is that attainable? Or is that was an anomaly that you don’t expect to happen again because of, you know, competitive reasons or other things?

Chris Hagan:	Well certainly everything changed since ‘98. We still look at ‘98 from the standpoint of sort of a benchmark year, margins 30%. Those ranges are something that we’re striving for across the board or to improve.

But it is all different now. But I would say that 30% is something that we — is a goal that we think we can get to.

William Tichy:	Great. Thank you very much.

Operator:	Your next question comes from the line of Gary Lenhoff with Ironworks Capital.

Gary Lenhoff:	Thank you. Steve can you maybe share with us some thoughts if you have a year in ‘07 similar to ‘06, and your CAPEX budget is, you know, 15, 20 million. You’re going to generate a substantial amount of free cash flow. What are your thoughts in terms of how you would use that free cash?

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Steve Jumper:	Well, you know, we’re just in a capital-intensive business. And our history has been to have that — have cash available to reinvest in technology.

And as the, as the business continues to develop and if demand stays as it is, we’re going to be pushed for higher channel counts, improved technologies, possibly a new recording technology.

We’re looking at this — at new recording technologies every day, watching them very closely with wireless systems.

And I’ve been doing this 21 years. Decker has been doing it obviously a lot longer than the rest of us have. But when you look at our business going forward, in good times there’s always need for cash. There’s always a need for capital investment.

At the same time, you know, we’re a cyclical business. We’re cyclical within a cycle really. And, you know, we’ll have to keep the cash on hand to maintain a strong balance sheet.

But we feel very strongly going forward that there’s going to be some technology to invest in and improve our operation which will improve our product, our service.

I don’t have a crystal ball to tell you which one that’s going to be. But they’ll be — there are several technologies developing that we’re watching, excuse me, very closely.

Gary Lenhoff:	Okay. Thanks very much.

Steve Jumper:	Thank you.

ENERCOM
Moderator: Steve Jumper
11-14-06/9:00 am CT
Confirmation # 9811938

Operator:	At this time there are no further questions. Do you have any closing remarks?

Steve Jumper:	Yes. Once again, thank you for joining us on our conference call. It’s our third one. And we appreciate your participation. It’s been a pleasure to give you updates on our financial and operational results.

We look forward to meeting with you again during — after the first quarter during the first quarter conference call.

And we all wish you a safe, joyful and prosperous holiday season and New Year. Thank you very much.

Operator:	Thank you. This does conclude the Dawson Geophysical Fourth Quarter Year-End conference call. You may now disconnect.
END